UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 24, 2017

BEACON ROOFING SUPPLY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50924	36-4173371
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Huntmar Park Drive, Suite 300
Herndon, VA	20170
(Address of Principal Executive Offices)	(Zip Code)

(571) 323-3939

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement

Stock Purchase Agreement

On August 24, 2017, Beacon Roofing Supply, Inc. (“Beacon” or the “Company”) entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Oldcastle, Inc., as parent (the “Parent”), and Oldcastle Distribution, Inc., as seller (the “Seller”), pursuant to which the Company will acquire for approximately $2.625 billion in cash (subject to a working capital and certain other adjustments as set forth in the Stock Purchase Agreement) (the “Purchase Price”) all of the issued and outstanding shares of capital stock (collectively, the “Shares”) of Allied Building Products Corp., a New Jersey corporation, and Kapalama Kilgos Acquisition Corp., a Delaware corporation (together, “Allied”), on the terms and subject to the conditions set forth in the Stock Purchase Agreement (the “Allied Acquisition”). Allied is engaged in the distribution of roofing materials, drywall and ceiling tile and related accessories in the United States and is a wholly-owned subsidiary of CRH plc, a public limited company organized under the laws of the Republic of Ireland.

The Stock Purchase Agreement contains customary representations and warranties, covenants, agreements and indemnities. The closing of the Allied Acquisition, which is currently expected to occur on January 2, 2018, is subject to customary closing conditions, including (i) the expiration or early termination of the waiting period applicable to the consummation of the Allied Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the absence of any law restraining, enjoining or prohibiting the Allied Acquisition, (iii) the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers) and (iv) the other party’s compliance with its covenants and agreements contained in the Stock Purchase Agreement (subject to customary materiality qualifiers). The closing of the Allied Acquisition is not subject to any financing contingency.

The Stock Purchase Agreement contains certain termination rights of the parties, including if (i) the closing of the Allied Acquisition has not occurred on or prior to February 28, 2018 (subject to extension to August 31, 2018 in the event all closing conditions in the Stock Purchase Agreement have been satisfied or waived as of February 28, 2018 (or, with respect to those conditions which, by their nature can only be satisfied at the closing of the Allied Acquisition, would reasonably be capable of satisfaction as of such date), other than the expiration or termination of the waiting period under the HSR Act) and (ii) the other party has breached its representations, warranties or covenants, subject to certain negotiated materiality qualifications and cure periods as set forth in the Stock Purchase Agreement. Upon termination of the Stock Purchase Agreement under specified circumstances, the Company will be required to pay Allied a termination fee of $85 million in cash.

Under the terms of the Stock Purchase Agreement, the Purchase Price will be reduced by the aggregate amount of certain financing fees, costs and accrued interest incurred by the Company in connection with its debt financing for the period beginning on November 1, 2017 and continuing through the earlier of the closing of the Allied Acquisition and February 28, 2018 (provided that such date will be extended until such time as certain required financial information has been delivered to the Company).

Pursuant to the terms of a restrictive covenant agreement to be entered into at closing of the Allied Acquisition by and among Parent, Seller and Beacon, Parent and Seller have each agreed that neither Parent nor Seller nor any of their respective affiliates will (i) engage in the distribution of roofing materials, certain interior building materials, and other building products, or own, manage, operate, control, or participate in the ownership, management, operation, or control of any business that distributes such products, in each case in the United States or Canada for a period of four years following the closing of the Allied Acquisition or (ii) solicit Beacon employees for a period of five years following the closing of the Allied Acquisition, each subject to certain exceptions.

This summary of the Stock Purchase Agreement is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

The Stock Purchase Agreement has been included in this report to provide investors with information regarding its terms and conditions. It is not intended to provide any other factual information about Beacon, the Seller or Allied or any of their respective subsidiaries. The representations, warranties and covenants contained in the Stock Purchase Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Stock Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Stock Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Stock Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Beacon, the Seller or Allied or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in Beacon’s public disclosures.

Investment Agreement and Preferred Stock Terms

On August 24, 2017, in connection with the execution of the Stock Purchase Agreement, the Company entered into an investment agreement (the “Investment Agreement”) with CD&R Boulder Holdings, L.P. (the “CD&R Stockholder” and, together with its affiliated funds, the “CD&R Investors”) and Clayton, Dubilier & Rice Fund IX, L.P. (“CD&R Fund”) (solely for the purpose of limited provisions therein) for the purchase of shares of Series A Cumulative Convertible Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”) in order to partially finance the aggregate Purchase Price (the “Investment”). The Preferred Stock will be convertible perpetual participating preferred stock of the Company, with an initial conversion price of $41.26 per share, and accrue dividends at a rate of 6.0% per annum (payable in cash or in-kind, as described further below). Pursuant to the Investment Agreement, the CD&R Stockholder agrees that it will purchase such number of shares of Preferred Stock (at the Company’s election) with an aggregate liquidation preference of between $400 million and $498 million, at a purchase price of $1,000 per share. The aggregate number of shares of common stock into which the Preferred Stock may be converted will be limited to 12,071,937 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which represents 19.99% of the total number of shares of Common Stock issued and outstanding immediately prior to the execution of the Investment Agreement (the “Conversion Cap”) unless and until such time, if any, that a Stockholder Approval (defined below) is obtained. CD&R Stockholder and CD&R Fund are entities affiliated with the investment firm Clayton, Dubilier & Rice LLC.

The consummation of the transactions contemplated by the Investment Agreement is conditioned upon the substantially concurrent closing of the Allied Acquisition and upon certain customary closing conditions, including (i) the expiration or termination of all applicable waiting periods under the HSR Act, (ii) the absence of any law or governmental authority restraining, enjoining or prohibiting the transactions contemplated by the Investment Agreement, (iii) the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers), (iv) the other party’s compliance with its covenants and agreements contained in the Investment Agreement (subject to customary materiality qualifiers) and (v) there not having occurred a “Company Material Adverse Effect” (as defined in the Investment Agreement) since the date of the Investment Agreement, each subject to certain exceptions. The issuance of the Preferred Stock to the CD&R Stockholder pursuant to the Investment Agreement is not subject to approval by Beacon stockholders.

The Preferred Stock will rank senior to the shares of Common Stock with respect to dividend rights and with respect to rights on liquidation, winding-up and dissolution. Holders of shares of Preferred Stock will be entitled to cumulative dividends which are payable quarterly in arrears, will accrue and accumulate on a daily basis from the issuance date of such shares and are payable at Beacon’s option in cash or in additional shares of Preferred Stock, at an annual rate of 6.00% per annum, subject to adjustment as described below and as set forth in the Preferred Certificate of Designations, Preferences and Rights of Cumulative Convertible Participating Preferred Stock, a form of which is attached as Exhibit A to the Investment Agreement (the “Certificate of Designations”). Holders of Preferred Stock are also entitled to receive certain dividends declared or paid on the Common Stock on an as-converted basis. No dividends will be payable to holders of shares of Common Stock unless the full dividends are paid at the same time to the holders of the Preferred Stock.

Upon the occurrence of a “Triggering Event” (which shall include, but is not limited to, (i) Beacon’s failure to pay dividends when required, (ii) Beacon’s failure to comply with its obligations under the Certificate of Designations to reserve and keep available for issuance the requisite number of shares of Preferred Stock, (iii) Beacon taking specified restricted actions without the consent of a majority of the holders of the Preferred Stock, (iv) Beacon’s failure to repurchase Preferred Stock following a change of control when required pursuant to the Certificate of Designations, (v) Beacon’s violation of certain restrictions set forth in the Certificate of Designations with respect to the payment of dividends declared or paid on the Common Stock, (vi) Beacon’s failure to maintain the listing of the Common Stock on the Nasdaq Stock Market or another national securities exchange, or (vii) Beacon paying the requisite dividends in additional shares of Preferred Stock in excess of an amount that would cause the aggregate number of shares of Common Stock issued or issuable upon conversion of all shares of outstanding and previously converted Preferred Stock (disregarding the Conversion Cap limitation described below) to exceed the Conversion Cap unless and until Stockholder Approval (defined below) is obtained), the dividend rate shall become 9.00% per annum for so long as the Triggering Event remains in effect. At any time during which a Triggering Event is occurring, without the consent of the holders representing at least a majority of the then-issued and outstanding shares of Preferred Stock, no dividends will be declared or paid or set apart for payment, or other distributions declared or made, upon any junior equity securities, including the Common Stock.

Holders of the Preferred Stock will have the right, at any time and from time to time, at their option, to convert any or all of its the Preferred Stock, in whole or in part (subject to the Conversion Cap limitation described below), into fully paid and non-assessable shares of Common Stock at the then-effective conversion price, initially equal to $41.26 and subject to adjustment as set forth in the Certificate of Designations and described below. The number of shares of Common Stock into which a share of Preferred Stock will be convertible will be determined by dividing the sum of $1,000 plus accrued and unpaid dividends on such share of Preferred Stock (the “Liquidation Value”) in effect at the time of conversion, by the conversion price in effect at the time of conversion. Beacon may, at its option, require conversion of all (but not less than all) of the outstanding shares of Preferred Stock to Common Stock if at any time the Common Stock trading price exceeds 200% of the then-effective conversion price for at least 75 out of 90 trailing trading days.

The conversion price is subject to customary anti-dilution adjustments, including in the event of any stock split, stock dividend, recapitalization or similar event. Subject to certain limitations, the Company has the option to redeem the outstanding shares of Preferred Stock, in whole or in part, for an aggregate redemption price equal to two times the Liquidation Value of the shares being redeemed (except that dividends accrued since the most recent preferred dividend payment date will instead be calculated at one times the amount of such current period accrued dividends), provided that any redemption in part must be for no less than one-third of the total number of shares of Preferred Stock initially issued to the CD&R Stockholder upon closing of the Investment and must not result in the CD&R Stockholder’s beneficial ownership of the Common Stock (on an as-converted basis) falling below 5% of the Common Stock outstanding as of such redemption date (on an as-converted basis). In the event of a change of control of Beacon (as defined in the Certificate of Designations), each holder of shares of Preferred Stock will have the option, pursuant to the terms of the Certificate of Designations, to require Beacon to purchase all or any portion of its shares of Preferred Stock at a price per share equal to the Liquidation Value of such shares.

Pursuant to the terms of the Certificate of Designations, unless and until approval of the Company’s stockholders is obtained for the issuance of securities convertible into Common Stock in excess of the Conversion Cap (a “Stockholder Approval”), the Preferred Stock beneficially owned by the holders of Preferred Stock and their respective affiliates may not be converted to the extent that, after giving effect to such conversion, the shares of Common Stock issued upon such conversion (when taken together with shares of Common Stock previously issued upon conversion of shares of Preferred Stock) would represent, in the aggregate, shares of Common Stock in excess of the Conversion Cap.

Holders of the Preferred Stock generally will be entitled to vote with the holders of the shares of Common Stock on all matters submitted for a vote of holders of shares of Common Stock (voting together with the holders of shares of Common Stock as one class) and will be entitled to a number of votes equal to the number of votes to which shares of Common Stock issuable upon conversion of such shares of Preferred Stock would have been entitled (without any limitations based on the Company’s authorized but unissued shares of Common Stock) if such shares of Common Stock had been outstanding at the time of the applicable vote and related record date. For purposes of such calculation, the Conversion Cap limitation described above will be taken into account such that the aggregate votes of the Preferred Stock (taken together with the votes of shares of Common Stock previously issued upon conversion of the Preferred Stock) will not exceed 19.99% of the aggregate voting power of the Common Stock outstanding immediately prior to the execution of the Investment Agreement (unless and until Stockholder Approval is obtained).

Additionally, certain matters will require the approval of the holders of a majority of the outstanding Preferred Stock, voting as a separate class, including (1) amendments or modifications to the Company’s charter, by-laws or the Certificate of Designations that would adversely affect the Preferred Stock, (2) authorization, creation, increase in the authorized amount of, or issuance of any class or series of senior or parity equity securities or any security convertible into, or exchangeable or exercisable for, shares of senior or parity equity securities, (3) any increase or decrease in the authorized number of preferred shares or the issuance of additional preferred shares, (4) amendments to the Company’s debt agreements that would, among other things, adversely affect the Company’s ability to pay dividends on the Preferred Stock, subject to certain exceptions, and (5) adoption of any plan of liquidation, dissolution, or winding up of the Company or filing of any voluntary petition for bankruptcy, receivership or any similar proceeding.

The Investment Agreement provides that, upon closing of the Investment, the CD&R Investors (i) may designate two Beacon directors, for so long as the CD&R Investors hold Preferred Stock (or shares of Common Stock issued upon conversion of the Preferred Stock) representing at least 50% of the shares of Preferred Stock initially issued to the CD&R Stockholder at closing, and (ii) may designate one Beacon director, for so long as the CD&R Investors hold Preferred Stock (or shares of Common Stock issued upon conversion of the Preferred Stock) representing less than 50%, but at least 25%, of such Beacon shares so received by the CD&R Stockholder.

For so long as the CD&R Investors hold Preferred Stock (or shares of Common Stock issued upon conversion of the Preferred Stock) representing at least 25% of the shares of Preferred Stock initially issued to the CD&R Stockholder at closing of the Investment, the CD&R Investors will have customary preemptive rights to participate in future equity and equity-linked issuances by the Company up to the extent necessary to maintain its pro rata ownership percentage in the Company, subject to customary exceptions.

The Investment Agreement further provides that, for the longer of 24 months post-closing and six months after date on which the CD&R Investors no longer have a designee on the Beacon board of directors (the “Standstill Period”), subject to customary exceptions and an exception for additional Common Stock to the extent acquired solely from cash dividends received on the Preferred Stock, the CD&R Investors will be subject to customary standstill restrictions. In addition, during the Standstill Period, neither the CD&R Investors nor any of their affiliated funds or any of its or their respective affiliates will solicit senior management-level employees or engage in a business primarily engaged in the distribution of roofing materials, drywall or ceiling tile and related accessories in the United States, in each case, subject to certain exceptions.

The CD&R Stockholder is restricted from transferring to a non-affiliate the Preferred Stock or any shares of Common Stock received upon conversion thereof until the 18-month anniversary of the closing of the Investment. Upon transfer of any Preferred Stock to a person not affiliated with the CD&R Investors, such Preferred Stock must be converted into shares of Common Stock at the time of transfer. The CD&R Investors are also restricted at any time from transferring the shares of Preferred Stock initially issued to the CD&R Stockholder or any shares of Common Stock received upon conversion thereof to certain prohibited transferees, including persons who beneficially own five percent (5%) or more of any class or series of equity investors of the Company, certain specified competitors and certain potential activist investors, subject to specified exceptions.

The foregoing description of the Investment Agreement (and the form of Certificate of Designations included as Exhibit A thereto) and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Investment Agreement (and the form of Certificate of Designations included as Exhibit A thereto) attached hereto as Exhibit 10.1 and the exhibits thereto, which is incorporated herein by reference.

Registration Rights Agreement

In connection with the Investment Agreement, upon consummation of the Allied Acquisition, Beacon will enter into a registration rights agreement, a form of which is attached as Exhibit B to the Investment Agreement (the “Registration Rights Agreement”) with the CD&R Stockholder, pursuant to which Beacon will agree to file a resale shelf registration statement for the benefit of the CD&R Stockholder and its permitted transferees (collectively, the “CD&R Stockholders”) promptly upon the expiration of the 18-month post-closing lock-up period, and pursuant to which the CD&R Stockholders may make up to four requests (only two of which may require a customary “road show” or other substantial marketing efforts) that Beacon conduct an underwritten offering of, or register, shares of Common Stock received upon conversion of Preferred Stock held by the CD&R Stockholders and eligible for registration thereunder (“registrable securities”). The CD&R Stockholders also have customary piggyback registration rights and may request that Beacon include their registrable securities in certain future registration statements or offerings of Common Stock by Beacon. These registration rights will terminate when the CD&R Stockholders no longer own any registrable securities or shares of Preferred Stock.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Registration Rights Agreement, a copy of which is attached as Exhibit B to the Investment Agreement attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Debt Commitment Letter

On August 24, 2017, in connection with the execution of the Stock Purchase Agreement, Beacon entered into a commitment letter (the “Debt Commitment Letter”) with Wells Fargo Bank, National Association, WF Investment Holdings, LLC, Wells Fargo Securities, LLC and Citigroup Global Markets Inc. (collectively, the “Commitment Parties”).

The Debt Commitment Letter provides that the Commitment Parties have agreed to provide Beacon with debt financing in connection with the Allied Acquisition comprised of the following sources:

•	a seven-year senior secured term loan “B” facility in an aggregate principal amount of up to $970.0 million;

•	a senior secured asset-based revolving credit facility in an aggregate principal amount of $1.3 billion; and

•	a senior unsecured bridge facility in an aggregate principal amount of up to $1.3 billion, which $1.3 billion amount will be reduced by the amount of certain securities offerings consummated on or prior to the closing of the Allied Acquisition in accordance with the terms of the Commitment Letter.

The funding of the debt financing pursuant to the Debt Commitment Letter is contingent on the satisfaction of certain conditions set forth therein, including Allied not having suffered a Material Adverse Effect (as defined in the Stock Purchase Agreement) since December 31, 2016 and there not being any effect, development, event, change, state of facts, circumstance or occurrence in existence that has had or is reasonably expected to have a Material Adverse Effect, negotiation and execution of the definitive debt financing agreements contemplated by the Debt Commitment Letter, the Allied Acquisition being consummated substantially contemporaneously with the initial funding of the debt financing and the Company having received gross proceeds from certain securities offerings in an amount not less than $498 million. The proceeds from the debt financing, together with the proceeds from the issuance of shares of Preferred Stock and any other equity offerings consummated on or prior to the closing date of the Allied Acquisition, will be used by Beacon to finance the Purchase Price, to refinance certain existing indebtedness of Beacon and repay existing Allied indebtedness and to pay related fees and expenses. Citigroup Global Markets Inc. is providing certain advisory and other services to Beacon in connection with the Allied Acquisition.

The foregoing description of the Debt Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Debt Commitment Letter, a copy of which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The information contained in Item 1.01 under the heading “Investment Agreement and Preferred Stock Terms” is incorporated herein by reference.

As described in Item 1.01, under the terms of the Investment Agreement, Beacon has agreed to issue up to 498,000 shares of Preferred Stock upon closing of the Allied Acquisition and the Investment in a private placement of such securities to the CD&R Stockholder in order to partially finance the Purchase Price. This issuance and sale will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act. CD&R Stockholder has represented that it is an “accredited investor” as defined in Rule 501 under the Securities Act and that the Preferred Stock is being acquired for investment purposes and not with a view to or for sale in connection with any distribution thereof, and appropriate legends will be affixed to the securities.

Item 7.01	Regulation FD Disclosure

A copy of the press release announcing, among other things, Beacon’s execution of the Stock Purchase Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference. A copy of the investor presentation that will be used by Beacon in making presentations to certain existing and potential stockholders of the Company with respect to the Allied Acquisition is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The forward-looking statements contained in this Form 8-K (including the exhibits thereto) are qualified by the information contained under the heading “Forward-Looking Statements” in the press release furnished as Exhibit 99.1 hereto.

The information in this Item 7.01 (including the exhibits hereto) is being furnished under “Item 7.01. Regulation FD Disclosure.” Such information (including the exhibits hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit Index

Exhibit #	Description

2.1†	Stock Purchase Agreement, dated as of August 24, 2017, by and among Beacon Roofing Supply, Inc., as Buyer, Oldcastle, Inc., as Parent, and Oldcastle Distribution, Inc., as Seller.

10.1	Investment Agreement, dated as of August 24, 2017, by and among Beacon Roofing Supply, Inc., CD&R Boulder Holdings, L.P. and Clayton, Dubilier & Rice Fund IX, L.P. (solely for purposes of Sections 4.13 and 4.14 thereof), including the form of Certificate of Designations and Registration Rights Agreement attached as Exhibits A and B thereto, respectively.

10.2	Debt Commitment Letter, dated as of August 24, 2017, by and among Wells Fargo Bank, National Association, WF Investment Holdings, LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and Beacon Roofing Supply, Inc.

99.1	Press Release of Beacon Roofing Supply, Inc., dated August 24, 2017.

99.2	Investor Presentation of Beacon Roofing Supply, Inc. relating to the Allied Acquisition.

†	The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The registrant agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON ROOFING SUPPLY, INC.

Date: August 24, 2017	By:	/s/ JOSEPH M. NOWICKI
JOSEPH M. NOWICKI
Executive Vice President & Chief Financial Officer